UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to Rule 14a-12
MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Mylan Inc., which will be held at 9:30 a.m. (Pacific time) on May 14, 2010, at the Intercontinental — Mark Hopkins Hotel, One Nob Hill, in San Francisco, California. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Coury
Chairman and Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*

EACH SHAREHOLDER PLANNING TO ATTEND THE MEETING WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS A PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION.

IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:30 A.M., AND SEATING WILL BEGIN AT 9:00 A.M. CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

*PLEASE JOIN US — A CONTINENTAL BREAKFAST WILL BE SERVED*

1500 Corporate Drive
Canonsburg, PA 15317

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at the Intercontinental — Mark Hopkins Hotel, One Nob Hill, in San Francisco, California on Friday, May 14, 2010, at 9:30 a.m. (Pacific time), for the following purposes:

•	to elect nine directors, each for a term of one year;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010;

•	to consider a shareholder proposal on advisory (non-binding) votes on executive compensation, if properly presented at the Annual Meeting;

•	to consider a shareholder proposal on share retention by executives following separation from employment, if properly presented at the Annual Meeting; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on March 25, 2010 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

April 5, 2010

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

THE PROXY STATEMENT AND THE 2009 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.MYLAN.COM.

i

MYLAN INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2010

VOTING RIGHTS, PROXIES AND SOLICITATION

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2010 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, May 14, 2010, at 9:30 a.m. (Pacific time), at the Intercontinental — Mark Hopkins Hotel, One Nob Hill, in San Francisco, California, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 9, 2010.

Our Board has fixed the close of business on March 25, 2010 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 308,257,273 shares of our common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with Mylan’s Corporate Secretary, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting. The contact information for the Company’s Secretary is stated on page 38 under “Communications With Directors.”

Votes Required

Election of Directors

Mylan has adopted a standard requiring that a director nominee receive a majority of the votes cast; in other words, the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. If a Director receives less than a majority, the Director shall submit his or her resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee, who will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

You may vote either “FOR” or “AGAINST” with respect to each nominee for the Board.

Plurality voting will still apply to contested elections.

Consideration of the Shareholder Proposals and Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The consideration of the shareholder proposals (i.e., the advisory non-binding vote on executive compensation and the executive officers’ share retention following separation) and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010 each will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals. If the selection of Deloitte & Touche LLP is not ratified by our shareholders, the audit committee will reconsider its recommendation.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of our Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for the Company’s Secretary is stated on page 38 under “Communications With Directors.”

Proxy Solicitation

Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in soliciting proxies at a cost of approximately $9,500 plus expenses.

Change in Fiscal Year End

In October 2007, we changed our fiscal year end from March 31 to December 31. As a result, certain information in this Proxy Statement is presented for the nine-month period from April 1, 2007 to December 31, 2007, which is referred to in this Proxy Statement as the 2007 Transitional Period.

ITEM 1 — ELECTION OF DIRECTORS

Mylan’s Board currently consists of nine members. All nominees listed below have previously been elected as directors by shareholders, except Mr. Parrish. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the nine nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Robert J. Coury Age 49 2002	Mr. Coury has served as Chairman of the Board of Mylan since May 2009, before which he was Vice Chairman commencing in March 2002. He has also served as Mylan’s Chief Executive Officer since September 2002. Before joining Mylan, he was Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm that he founded in 1989. Mr. Coury’s prior business experience, coupled with his in-depth knowledge of the Company and leadership experience as the Company’s CEO, as well as his service and strategic vision as Vice Chairman and then Chairman of the Board for over eight years - the most transformational time the Company has seen - led the Board to again nominate Mr. Coury to the Board.

Rodney L. Piatt, C.P.A.* Age 57 2004	Mr. Piatt has served as Vice Chairman of the Board of Mylan since May 2009. Since 1996, he is also President and owner of Horizon Properties, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt brings extensive experience to the Board as an auditor and a successful business owner. In addition, his six year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Piatt, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his financial and business expertise and his leadership experience, led the Board to again nominate Mr. Piatt to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Wendy Cameron Age 50 2002	Ms. Cameron has served as Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron also serves as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s eight year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Ms. Cameron, along with her fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with her commitment to community service and her leadership experience, led the Board to again nominate Ms. Cameron to the Board.

Neil Dimick, C.P.A.* Age 60 2005	Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Mr. Dimick also serves on the boards of directors of HLTh Corporation (formerly Emdeon Corporation), WebMD Health Corp., Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc. Mr. Dimick has extensive experience as a director of several other public companies, as reflected above. In addition, his five year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Dimick, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his substantial industry experience and his business and accounting background, led the Board to again nominate Mr. Dimick to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Douglas J. Leech, C.P.A.* Age 55 2000	Since 1999, Mr. Leech has served as Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer and President of Huntington Banks West Virginia. Mr. Leech’s professional experience have provided him both financial and business expertise and leadership experience. Throughout his professional career, Mr. Leech has also served on more than 30 additional Boards of Directors of professional, charitable and non-profit organizations. In addition, his ten year tenure on the Mylan board has included the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Leech, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his years of business experience, led the Board to again nominate Mr. Leech to the Board.

Joseph C. Maroon, M.D. Age 69 2003	Dr. Maroon is currently Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, University of Pittsburgh Medical Center (“UPMC”) and has held other positions at UPMC since 1998. He has also served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999, he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career; and his patients travel from all over the world to seek his care. In addition, his seven year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Maroon, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with Dr. Maroon’s exceptional medical and leadership experience, led the Board to again nominate Dr. Maroon to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Mark W. Parrish Age 54 2009	Mr. Parrish has served as Chairman and CEO of Trident USA Health Services, a premier provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Earlier, commencing in 2001, he held management roles of increasing significance with Cardinal Heath Inc. and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as Director of Biovail Corporation, a Canadian pharmaceutical company; President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies; and senior adviser to Frazier Healthcare Ventures, a health care oriented growth equity firm. Mr. Parrish’s extensive industry and leadership experience, as reflected in this summary, and his dedicated service to the Board since joining in 2009, led the Board to nominate Mr. Parrish to the Board.

C.B. Todd Age 76 1993	Currently retired, Mr. Todd served as President and Chief Operating Officer of Mylan from 2001 to 2002. From 1970 until his initial retirement from Mylan in 1999, he served Mylan in various capacities, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987). In addition to his long-term experience with and commitment to the Company as both an executive officer and director spanning over 30 years, his most recent tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Todd, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s external strategies. This experience, combined with Mr. Todd’s years of service to the Company led the Board to again nominate Mr. Todd to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Randall L. (Pete) Vanderveen, Ph.D., R.Ph Age 59 2002	Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair, of the School of Pharmacy, University of Southern California since September 2005. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania, before which he was Assistant Dean and Associate Professor at Oregon State University, in Portland, Oregon from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background, as reflected in this summary. In addition, his eight year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Vanderveen, along with his fellow Directors, gained invaluable public company experience about Mylan’s internal workings and external strategies. This experience, combined with Dr. Vanderveen’s pharmaceutical and leadership experience, led the Board to again nominate Dr. Vanderveen to the Board.

*	All C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Meetings of the Board

In 2009, our Board met 10 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In 2009, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during the periods for which he or she served. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board attended the 2009 Annual Meeting of Shareholders.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Rodney Piatt, the Vice Chairman of the Board, has been chosen to preside at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

The table below provides 2009 membership and meeting information for our principal Board committees.

Governance and
Director	Audit	Compensation	Nominating

Wendy Cameron		X	X
Robert J. Coury
Neil Dimick, C.P.A.	X
Douglas Leech, C.P.A.	C		C
Joseph Maroon, M.D.		X
Mark W. Parrish
Rodney L. Piatt, C.P.A.	X	C	X
N. Prasad
Milan Puskar
C.B. Todd
Randall L. (Pete) Vanderveen, Ph.D.
Meetings during 2009	12	5	0

C = Chairperson

X = Member

Audit Committee and Audit Committee Financial Expert.  The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of the audit plan and audit fees; and reviewing the Company’s financial statements and related disclosures. All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the NASDAQ listing standards. The Board has determined that each of the Audit Committee members — Mr. Leech, Mr. Dimick and Mr. Piatt — is an “audit committee financial expert”, as that term is defined in the rules of the SEC. The Board has determined with regard to Mr. Dimick, who serves on the audit committees of more than three public companies, that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.  The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and oversees and approves the compensation program for the Company’s executive officers. The Compensation Committee plays a very active role, including the regular review of the Company’s compensation programs against industry practices, the Company’s strategic goals and emerging trends as well as to ensure strong links between executive pay and performance, as well as alignment with shareholder interests. The Compensation Committee also administers the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee.  The Governance and Nominating Committee (the “G&N Committee”) is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. All of the members of the G&N Committee are independent directors as defined in the applicable NASDAQ listing standards. The G&N Committee did not convene any in-person meetings in 2009.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the G&N Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the applicable NASDAQ listing standards, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).

The G&N Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the G&N Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the G&N Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the G&N Committee. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the proposed candidate to the entire G&N Committee.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The G&N Committee identifies new potential nominees by asking current directors and executive officers to notify the G&N Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The G&N Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the G&N Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman or another member of the G&N Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, G&N Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Board has determined that Ms. Cameron, Mr. Dimick, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, Mr. Todd and Dr. Vanderveen have no material relationships with the Company and concluded that they are independent directors under the applicable NASDAQ listing standards. With respect to Messrs. Leech, Piatt and Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. Mr. Coury is not an independent director due to his current service as Chief Executive Officer of the Company.

Board of Directors Leadership Structure

Mylan’s Board annually elects one of its own members as the Chairman of the Board. Mr. Coury has served as both the Chairman of our Board and our Chief Executive Officer since being appointed as chairman in May 2009. Our Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and chief executive officer. Our Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our shareholders at any given time. We believe our current board leadership structure is appropriate because it recognizes that in most cases one person should speak for and lead the company and the Board in order to promote unified leadership and direction. In addition, the Board believes that Mr. Coury has served extremely effectively as a liaison between the Board and management by serving the company in both capacities. In addition, our governance structure provides effective oversight of the Board in the following ways:

•	eight of the nine members of our Board are independent;

•	the Board has established and follows robust corporate governance guidelines, which are publicly available on our website;

•	our Audit Committee, Compensation Committee, Finance Committee and G&N Committee are all composed entirely of independent directors; and

•	our independent directors meet regularly in executive sessions chaired by our independent Vice Chairman, Mr. Piatt.

Board of Directors Risk Oversight

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Our internal auditing function meets with the Audit Committee on a quarterly basis to discuss any potential risk or control issues. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile. The full Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s approval for risk. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

ITEM 2 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Mylan and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2009 and 2008, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2009 and 2008 are set forth below.

	2009	2008

Audit Fees(1)	$6,655,620	$6,692,617
Audit-Related Fees(2)	205,924	394,748
Tax Fees(3)	325,378	206,380
All Other Fees	—	—

Total Fees	$7,186,922	$7,293,745

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the attestation of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s 401(k) plans, SEC filings and other agreed upon procedures.

(3)	Represents fees related primarily to tax return preparation and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2009 and 2008 were pre-approved by the Audit Committee in accordance with its policy.

ITEM 3 — SHAREHOLDER PROPOSAL — ADVISORY (NON-BINDING)
VOTE ON EXECUTIVE COMPENSATION

The Nathan Cummings Foundation (“NCF”), 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial holder of 500 shares of Mylan common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

Advisory Vote on Executive Compensation

RESOLVED, that shareholders of Mylan Inc. request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Concerns about executive compensation have reached new levels of intensity among both investors and the public at large. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

One way in which companies can begin to restore trust in the ability of their boards to oversee executive compensation while enhancing communication on the issue with their shareholders is by providing their shareholders with say on pay. More than 25 leading companies have already agreed to do so, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon and PG&E. Following Aflac’s first advisory vote on compensation in 2008, the company’s Chairman and CEO said that, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

Investors filed close to 100 “Say on Pay” proposals last year asking companies to provide them with an advisory vote on executive compensation. Votes on these proposals averaged more than 46% in favor, and more than 20 proposals saw votes over 50%, demonstrating strong shareholder support for this reform.

The influential proxy voting advisory service RiskMetrics Group recommends voting in favor of “Say on Pay” resolutions, noting, “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

RiskMetrics is not alone in its support of allowing investors to have a say on pay. A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. We believe, however, that companies should demonstrate leadership and proactively adopt this reform before the law requires it.

The Council of Institutional Investors, which has also endorsed advisory votes on pay, has stated that, “Executive compensation is the most critical and visible aspect of a company’s governance.” We urge Mylan to institute this best-practice governance reform and allow shareholders to have a say on pay.

Board of Directors’ Statement in Opposition

The Board recognizes that executive compensation is a part of good corporate governance and has carefully considered this proposal and issues associated with shareholder advisory votes on executive compensation. While the Board welcomes dialogue between shareholders and the Board, it does not believe the proposal effectively serves that interest or that it is in the best interests of Mylan’s shareholders to provide for shareholder advisory votes on executive compensation for the following reasons.

As discussed under the heading “Compensation Discussion and Analysis” beginning on page 20, Mylan has implemented a carefully crafted executive compensation program designed to attract, retain and reward executives for their leadership and performance, and has a proven track record of attracting and retaining high caliber executives. The compensation program directly aligns executives’ interests with those of the Company’s shareholders. The Compensation Committee has determined that an executive compensation program comprising various elements of compensation, including base salaries, incentive bonuses, and various performance-based equity awards, best meets its dual objectives of attracting and retaining highly talented executives and aligning compensation with shareholder returns. The Board believes that the proposal, if implemented, could put the Company at a competitive disadvantage to public companies that have not adopted this practice.

An advisory vote on executive compensation would ask shareholders to endorse or reject compensation decisions without the benefit of all relevant information and observations throughout the relevant period, that are available to the Board or the Compensation Committee members, meaning that it would be impossible for shareholders to make a fully informed decision. The Compensation Committee, composed entirely of independent directors, is responsible for bringing its knowledge, skill and experience to the process of reviewing, approving and overseeing Mylan’s compensation plans and practices. The Compensation Committee determines executive compensation only after considering numerous factors, including the strategic and financial objectives and performance of Mylan and the performance of the individuals involved. The Compensation Committee considers both public and confidential information. In this process, the Compensation Committee uses comparative market data from a number of other companies and has retained independent professional advisors who provide expert advice on compensation variables and levels. As a result, it is critical that the Compensation Committee retain flexibility to select the appropriate incentives.

Further, the advisory vote would put Mylan at a competitive disadvantage and, if such a vote were implemented, the requirements should only be applied consistently to all public companies. As acknowledged by the proponent, there appears to be support in Congress and the executive branch for legislation relating to annual shareholder advisory votes on executive compensation. Any such legislation presumably would apply consistently to all public companies, and we believe these types of discussions belong at those levels, as opposed to the inconsistency that would result from application of these requirements only to certain companies. Further, the Board believes that it would be an inefficient use of the Company’s time and resources to develop and implement an advisory vote when the substance of the resolutions and the procedures for carrying out the vote may be established by law in the near future.

Finally, an advisory vote is not necessary because Mylan shareholders already have an efficient and effective method of communicating directly with the Board and its Compensation Committee. Shareholders may communicate with any member or committee of the Mylan Board (including the Compensation Committee or the Board generally) as described on page 38 under the heading “Communications with Directors.” By contacting the Board or members of the Compensation Committee directly, shareholders can directly express, with specificity, clarity and accuracy, their concerns regarding the Company’s compensation policies and practices to those charged with designing and administering Mylan’s executive compensation program. The Board believes that an advisory vote, which would not provide the Board with particular and sufficient information to address specific shareholder concerns, is not an effective or meaningful method for shareholders to communicate their views regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

ITEM 4 — SHAREHOLDER PROPOSAL — RETENTION OF EXECUTIVE
EQUITY COMPENSATION

The American Federation of State, County and Municipal Employees (“AFSCME”) Employees Pension Plan, 1625 l Street, N.W., Washington, D.C. 20036-5687, a beneficial holder of 2,100 shares of Mylan common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED, that shareholders of Mylan urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before Mylan’s 2011 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy shall apply to future grants and awards of equity compensation and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Mylan. According to Mylan’s 2009 proxy statement, option and equity awards represented approximately 42 to 48% of the total direct compensation value provided to named executive officers in 2008, and these awards align executive interests with those of shareholders. In the last three years, Mylan’s named executive officers have acquired more shares through vesting and option exercises than the shares they own outright. They have exercised over 2,367,039 options and acquired 627,546 shares through vesting for realized value over $32.8 million while owning 768,626 shares outright, along with 2,803,196 shares in options. We believe that the alignment benefits touted by Mylan are not being fully realized.

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,” CFO Magazine (March 1, 2008))

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Mylan’s long-term success and would better align their interests with those of Mylan shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an evergrowing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

Mylan has a minimum stock ownership guideline requiring executives to own a number of shares of Mylan stock as a multiple of salary. The executives covered by the policy have until 2011 and 2013 to comply. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge shareholders to vote for this proposal.

Board of Directors’ Statement in Opposition

The Board recognizes that meaningful, long-term stock ownership aligns executives’ interests with those of shareholders and promotes a focus on sustainable value creation. However, the Board believes that Mylan’s current policies and programs achieve this goal effectively, and does not believe that it is in the best interests of Mylan’s shareholders to provide for a share retention policy for the reasons set forth below.

The proposal is nonsensical, in its concept of applying certain restrictions to some shareholders but not to others. For example, the vesting of an equity award, whether based on performance or the passage of time, is a mechanism for instilling a long-term perspective; however, once an award vests and shares are held, it would be inherently inconsistent and unfair to treat those shareholders differently than other shareholders are treated.

In addition, the proposal is not needed to align the financial interests of the Company’s senior executives with those of its shareholders. Unlike many of its peers, the Company has in place stock ownership guidelines for its executive officers. As a result of these guidelines, which require such officers to maintain from 200% to 500% of the officer’s base salary in Company equity, these interests are already well aligned. All of the Company’s officers have met or are on track to meet the ownership levels provided in the Company’s guidelines. Moreover, the Company believes that the effectiveness and intent of its guidelines will continue after the thresholds have been reached because officers will have a significant portion of their personal assets tied to the continued success of the Company. And, in contrast to the proposal, the Company’s guidelines provide clear, reasonable and meaningful standards for the amount of stock to be owned.

Further, the composition of the Company’s compensation packages already effectively motivates executives to deliver long-term results and discourages unreasonable risk-taking. A significant portion of executive officer compensation consists of stock option and RSU grants. The officer does not receive the full value of the award unless he or she remains with the Company through the final vesting date, which the Company believes strongly aligns and rewards officers for driving long-term results and taking a long-term view of the Company’s performance.

The proposal would also conflict with the Company’s objective of providing competitive total compensation to its executives, as described in “Compensation Discussion and Analysis” beginning on page 20. If implemented, the proposal would put the Company at a competitive disadvantage in its efforts to attract and retain top executives because the Company would be obligated to provide stock options and other stock awards that are subject to sale restrictions that are not imposed by its peers and competitors.

Finally, because equity compensation is the largest element of compensation for the Company’s executive officers, vested options and RSUs make up a substantial proportion of many officers’ net assets. Requiring officers to retain a high percentage of the shares awarded to them through equity compensation plans could actually encourage officers to rethink their position with the Company in order to realize the value of their compensation sooner, a result that is completely contrary to the retention aspect that is core to the granting of equity awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2009

The following table sets forth information concerning the compensation earned by the non-employee directors for 2009. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or	Option	RSUs
Name	Paid in Cash ($)	Awards($)(1)	(S)(1)	Total ($)

Wendy Cameron	$80,000	$65,078	$81,278	$226,356
Neil Dimick, C.P.A.	$85,000	$65,078	$81,278	$231,356
Douglas Leech, C.P.A.	$105,000	$65,078	$81,278	$251,356
Joseph Maroon, M.D.	$77,500	$65,078	$81,278	$223,856
Mark W. Parrish	$25,000	$59,839	$81,253	$166,092
Rodney L. Piatt, C.P.A.	$95,000	$65,078	$81,278	$241,356
N. Prasad(2)	$26,374	$0	$0	$26,374
Milan Puskar(3)	$126,580	$65,078	$81,278	$272,936
C.B. Todd	$82,500	$65,078	$81,278	$228,856
Pete Vanderveen, Ph.D., R.Ph	$77,500	$65,078	$81,278	$223,856

(1)	Represents the grant date fair value of the specific award granted to the director. Option awards and restricted stock unit awards granted in 2009 vest on May 7, 2010; except for Mr. Parrish, who was granted equity awards on September 1, 2009, which vest on September 1, 2010. For information regarding assumptions used in determining such amount, please refer to Note 15 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee directors as of December 31, 2009, are as follows: Ms. Cameron, 181,155; Mr. Dimick, 64,280; Mr. Leech, 178,342; Dr. Maroon, 119,280; Mr. Parrish, 12,147; Mr. Piatt, 74,280; Mr. Prasad, 19,994, Mr. Puskar, 74,280; Mr. Todd (including options held by his wife), 366,780; and Dr. Vanderveen, 181,155. The aggregate, unvested restricted stock units held by the non-employee directors as of December 31, 2009, were 6,052 for each of Ms. Cameron, Dr. Maroon, Dr. Vanderveen and Messrs. Dimick, Leech, Piatt, Puskar and Todd and 5,694 for Mr. Parrish.

(2)	Mr. Prasad’s awards and options vested on April 25, 2009. Mr. Prasad did not stand for re-election at the Annual Meeting of Shareholders in May 2009.

(3)	Mr. Puskar’s awards and options issued on May 7, 2009 vested on September 30, 2009. Mr. Puskar has retired from the Board and is not included in the current slate of director nominees to be considered at the 2010 Annual Meeting of Shareholders.

The non-employee directors receive $75,000 per year in cash compensation for their service on the Board. Mr. Puskar received an additional $70,330 for his services as Chairman through May 7, 2009. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $17,500 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $12,500 per year;

•	The Chairpersons of the Finance Committee, the G&N Committee, and the Compliance Committee each receive an additional fee of $7,500 per year; and

•	Each Committee member receives an additional fee of $2,500 per year, for each Committee on which they serve.

Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the 2003 Plan. In connection with the Board’s annual meeting following the Annual Meeting of Shareholders in May 2009, each non-employee director was awarded an option to purchase 14,286 shares of Common Stock, at an exercise price of $13.43 per share, the closing price per share of the Company’s Common Stock on the date of grant, which option vests on the first anniversary of the date of grant, and 6,052 restricted stock units, also vesting on the first anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 29, 2010 by the Company’s Chief Executive Officer and the three other most highly compensated executive officers of the Company who were serving at the end of 2009, as well as by our directors, and by all directors and executive officers of the Company as a group (based on 308,315,363 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of March 29, 2010. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all shares of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. Edward J. Borkowski and Jolene L. Varney, each former Chief Financial Officers shown in our Summary Compensation Table, are not included in the table below since they were no longer employed by the Company at March 29, 2010 and the Company does not have access to their stock ownership information as of that date.

	Amount and		Options
	Nature of		Exercisable		Percent
Name of Beneficial Owner	Beneficial Ownership		within 60 Days		of Class

Heather Bresch	58,780	(1)	424,040		*
Wendy Cameron	31,021	(2)	181,155		*
Robert J. Coury	557,508	(3)	2,515,105		*
Neil Dimick, C.P.A.	17,021	(4)	64,280		*
Harry Korman	60,561	(5)	207,051		*
Douglas J. Leech, C.P.A	25,821	(6)	116,468		*
Rajiv Malik	83,800	(7)	261,940		*
Joseph C. Maroon, M.D.	18,321	(8)	119,280		*
Mark W. Parrish	500		0		*
Rodney L. Piatt, C.P.A	42,321	(9)	74,280		*
Daniel C. Rizzo, Jr., C.P.A.	18,945	(10)	119,381		*
C.B. Todd	516,184	(11)	396,482	(12)	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	12,321	(13)	181,155		*
All directors, nominees and executive officers as a group (13 persons)	1,443,104	(14)	4,660,617		2.0%

*	Less than 1%

(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.

(2)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(3)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.

(4)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(5)	Includes 991 shares held in Mr. Korman’s 401(k) account.

(6)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(7)	Includes 5,661 shares of restricted stock units (which vested on March 27, 2010) granted under the 2003 Plan.

(8)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(9)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(10)	Includes (i) 1,651 shares of restricted stock units (which vested on March 27, 2010) granted under the 2003 Plan and (ii) 382 shares held in Mr. Rizzo’s 401(k) account.

(11)	Includes (i) 266,749 shares held by a limited partnership of which Mr. Todd holds a 99% limited partnership interest, as well as a 25% ownership interest in the limited liability company which serves as the 1% general partner of the limited partnership, (ii) 48,500 shares held by the C.B. Todd Revocable Trust, (iii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1, (iv) 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan and (v) 1,686 shares held by Mr. Todd’s wife.

(12)	Includes options with respect to 29,702 shares held by Mr. Todd’s wife.

(13)	Includes 6,052 restricted stock units (which vest on May 7, 2010) granted under the 2003 Plan.

(14)	See notes (1) through (13). Includes, (i) 42,362 restricted stock units granted under the 2003 Plan and (ii) 7,487 shares held in the executive officers’ 401(k) accounts.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of our Common Stock as of February 26, 2010:

	Amount and
	Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

BlackRock, Inc.(1)	30,961,217	10.12%
40 East 52nd Street, New York, NY 10022
Prudential Financial, Inc.(2)	21,301,623	7.0%
751 Broad Street Newark, NJ 07102
D.E. Shaw & Co., L.P. and certain affiliates(3)	17,670,936	5.8%
120 W. 45th Street, Tower 45, 39th Floor
New York, NY 10036
Deutsche Bank AG(4)	17,226,346	5.64%
Theordor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany
Bank of America Corporation(5)	16,411,879	5.4%
100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255
The Vanguard Group, Inc.(6)	15,837,843	5.18%
100 Vanguard Blvd., Malvern, PA 19355

(1)	As reported in Form 13G/A filed by BlackRock, Inc. with the SEC on March 9, 2010. BlackRock, Inc. has sole voting and dispositive power over all 30,961,217 shares.

(2)	As reported in Form 13G/A filed by Prudential Financial, Inc. with the SEC on February 3, 2010. Prudential Financial, Inc., as the Parent Holding Company of the Registered Investment Advisors and Broker Dealers listed in Item 7 of its Schedule 13G (including Jennison Associates LLC) has sole dispositive power over 1,118,238 shares, sole voting power over 1,118,238 shares and shared voting power over 13,703,681 shares. Jennison Associates LLC filed a Form 13G/A on February 12, 2010 with the SEC in which it reported sole dispositive power over 0 shares, shared dispositive power over 20,835,626 shares, sole voting power over 14,390,222 shares and shared voting power over 0 shares and that it is an indirect, wholly-owned subsidiary of Prudential Financial, Inc.

(3)	As reported in Form 13G/A filed by D.E. Shaw & Co., L.P. and certain affiliates with the SEC on February 16, 2010. D.E. Shaw Valence Portfolios, L.L.C. has shared voting and dispositive power over 17,231,512 shares and sole dispositive and voting power over 0 shares; each of D.E. Shaw & Co., L.P. and David E. Shaw has shared voting and dispositive power over 17,670,936 shares and sole dispositive and voting power over 0 shares.

(4)	As reported in Form 13G filed by Deutsche Bank AG and certain affiliates with the SEC on February 16, 2010. Deutsche Bank AG has shared voting and dispositive power over 0 shares and sole dispositive and voting power over 17,226,346 shares. Deutsche Bank AG, London Branch has shared voting and dispositive power over 0 shares and sole dispositive and voting power over 15,054,455 shares. Deutsche Bank Securities Inc. has shared voting and dispositive power over 0 shares and sole dispositive and voting power over 2,171,891 shares.

(5)	As reported in Form 13G filed by Bank of America Corporation with the SEC on January 29, 2010. Of the total shares beneficially owned, 8,328,207 shares are beneficially owned by Merrill Lynch, Pierce, Fenner & Smith, Inc.; 5,020,257 shares are beneficially owned by Bank of America, NA; 1,940,097 shares are beneficially owned by Merrill Lynch Financial Markets, Inc.; 884,946 shares are beneficially owned by Merrill Lynch International; 644,028 shares are beneficially owned by NMS Services, Inc.; 527,215 shares are beneficially owned by Columbia Management Advisors, LLC; 340,169 shares are beneficially owned by Banc of America Investment Advisors, Inc.; 14,530 shares are beneficially owned by U.S. Trust Company of Delaware; and 3,548 shares are beneficially owned by First Republic Investment Management, Inc. Bank of America Corporation has voting and investment powers as follows: sole voting — 0 shares; shared voting — 16,173,508 shares; sole dispositive — 0 shares; and shared dispositive — 16,411,879 shares. Merrill Lynch, Pierce, Fenner & Smith, Inc. has voting and investment powers as follows: sole voting — 8,328,207 shares; shared voting — 0 shares; sole dispositive — 8,328,207 shares; and shared dispositive — 0 shares. Bank of America, NA has voting and investment powers as follows: sole voting — 3,903,003 shares; shared voting — 1,117,254 shares; sole dispositive — 3,840,913 shares; and shared dispositive — 770,139 shares. Merrill Lynch Financial Markets, Inc. has voting and investment powers as follows: sole voting — 1,940,097 shares; shared voting — 0 shares; sole dispositive — 1,940,097 shares; and shared dispositive — 0 shares. Merrill Lynch International has voting and investment powers as follows: sole voting — 884,946 shares; shared voting — 0 shares; sole dispositive — 884,946 shares; and shared dispositive — 0 shares. NMS Services, Inc. has voting and investment powers as follows: sole voting — 0 shares; shared voting — 0 shares; sole dispositive — 0 shares; and shared dispositive — 644,028 shares. Columbia Management Advisors, LLC has voting and investment powers as follows: sole voting — 435,715 shares; shared voting — 29,635 shares; sole dispositive — 491,029 shares; and shared dispositive — 36,186 shares. Banc of America Investment Advisors, Inc. has voting and investment powers as follows: sole voting — 0 shares; shared voting — 340,169 shares; sole dispositive — 0 shares; and shared dispositive — 0 shares. U.S. Trust Company of Delaware has voting and investment powers as follows: sole voting — 13,705 shares; shared voting — 825 shares; sole dispositive — 14,105 shares; and shared dispositive — 425 shares. First Republic Investment Management, Inc. has voting and investment powers as follows: sole voting — 0 shares; shared voting — 0 shares; sole dispositive — 3,548 shares; and shared dispositive — 0 shares.

(6)	As reported in Form 13G filed by The Vanguard Group, Inc. with the SEC on February 8, 2010. The Vanguard Group, Inc. has sole dispositive power over 15,401,828 shares, sole voting power over 487,615 shares and shared dispositive power over 436,015 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during 2009.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers and Named Executive Officers as of March 25, 2010, are as follows:

Robert J. Coury	49	Chairman and Chief Executive Officer
Heather Bresch	40	President
Rajiv Malik	49	Executive Vice President and Chief Operating Officer
Harry Korman	52	President, North America
Daniel C. Rizzo, Jr., C.P.A	47	Senior Vice President, Chief Accounting Officer, Corporate Controller and principal financial officer

See “Item 1 — Election of Directors — Director Nominees” for a description of the recent business experience of Mr. Coury.

Ms. Bresch has served as Mylan’s President since July 2009, before which she was Mylan’s Executive Vice President and Chief Operating Officer since October 2007. She previously served as Head of North American Operations since January 2007 and Senior Vice President, Strategic Corporate Development, beginning in February 2006. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002.

Mr. Malik has served as Mylan’s Executive Vice President and Chief Operating Officer since July 2009, before which he was Mylan’s Head of Global Technical Operations since January 2007, as Executive Vice President since October 2007. Previously, he served as Chief Executive Officer of Matrix from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Mr. Korman has served as Senior Vice President and President, North America of Mylan since October 2007. From February 2005 to December 2009, he served as President of Mylan Pharmaceuticals Inc. Since joining Mylan through its acquisition of UDL Laboratories in 1996, Mr. Korman held several positions of increasing responsibility, including President of UDL and Vice President of Sales and Marketing for Mylan Pharmaceuticals.

Mr. Rizzo has served as the Company’s Corporate Controller since June 2006, as Senior Vice President since October 2007 and as principal financial officer since October 2009. He joined the Company as Vice President, Chief Accounting Officer and Corporate Controller in June 2006, prior to which he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006, before which he served as Vice President and Corporate Controller at Gardner Denver, Inc. since 1998.

Officers of Mylan who are appointed by the Board can be removed by the Board, and officers appointed by the Chairman and Chief Executive Officer can be removed by him.

EXECUTIVE COMPENSATION FOR 2009

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation of the Named Executive Officers and describes the objectives and principles underlying the Company’s executive compensation programs. We note, however, that two of the Named Executive Officers, Mr. Borkowski and Ms. Varney, both of whom held the position of principal financial officer during a portion of the year, separated from employment during 2009. Their compensation is discussed separately under the heading “Potential Payments Upon Termination or Change of Control”.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation program are:

•	To seek to align the interests of executive officers with the interests of the Company’s shareholders, with an increased emphasis on pay-for-performance compensation;

•	To provide compensation to executive officers at levels that will enable the Company to attract and retain individuals of the highest caliber; and

•	To compensate executive officers in a manner designed to recognize individual and Company performance.

The Company strives to meet these objectives by implementing the principles listed below:

•	Significant portions of compensation should be tied to the Company’s performance and therefore at risk. Significant portions of executive compensation should be tied to both the achievement of the Company’s key operational and financial performance goals and the value of the Company’s stock, thereby aligning executive compensation with both the success of the Company’s business strategy and objectives as well as the returns realized by our shareholders. For example, we have both short-term and long-term incentives (cash bonuses and restricted stock, respectively) which are tied to the achievement of key operational and financial metrics that drive the Company’s business strategy. These measurements are described below under “Our Executive Compensation Program.” Furthermore, time-based equity awards under the 2003 Plan, such as stock options and restricted stock units (“RSUs”), are an important component of the executives’ total compensation, in order to further ensure alignment with the interests of our shareholders. Our executives’ fixed compensation (which primarily includes base salaries, benefits and perquisites), as well as executives’ short-term and long-term performance-based compensation at target levels of performance, are generally designed to fall at approximately the 50th percentile of compensation paid by companies in our peer group. Our executives’ short-term and long-term performance-based compensation are each expressed as a percentage of their salaries. Approximately 60% to 85% of the total compensation for each of Messrs. Coury, Malik, Korman and Rizzo and Ms. Bresch during 2009 was at risk.

•	Executive officers should have a financial stake in the success of the Company. In addition to believing that compensation should be tied to the Company’s performance and be at risk, our Compensation Committee has adopted guidelines that require certain of the Company’s top executive officers to maintain specified stock ownership percentages. The stock ownership requirements are expressed as a percentage of base salary which, for Mr. Coury, is 500% of base salary, which is to be attained by 2011. In addition, Ms. Bresch and Messrs. Malik, Rizzo and Korman are also subject to stock ownership guidelines — 300% of base salary in the case of Ms. Bresch and Mr. Malik, and 200% of base salary in the case of Messrs. Rizzo and Korman — in each case with attainment of the goals to be reached by 2013. Certain other officers are subject to guidelines (several at 200% of base salary and others at 100% of base salary), which need to be attained by 2013. Shares actually owned by the executive (including restricted shares and shares held in the Company’s 401(k) and Profit Sharing Plan) as well as RSUs count toward compliance with these guidelines. We believe this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, further aligns the interests of the Company’s officers and our shareholders and motivates officers to maximize shareholder value.

•	Executive compensation should be competitive with companies within our peer group and also recognize individual performance. In order to attract and retain high-caliber executive officers, our total compensation packages must continue to be in line with what would be offered by companies within our peer group. To that end, we retained Hewitt Associates, a nationally recognized independent compensation consulting firm, which then became its spin-off compensation unit, Meridian Compensation Partners LLC. Meridian provides us with peer comparables and other information, as well as views and advice on compensation-related matters. We also analyze overall compensation very carefully to ensure we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision and execution of corporate initiatives. We are also cognizant that as we continue to pursue our strategic initiatives and growth strategies, the companies constituting our peer group may change, and we may therefore need to review and adjust our total executive compensation packages accordingly. Our Compensation Committee has direct access to Meridian regarding any issues that arise within the Compensation Committee’s authority, and while the Compensation Committee also seeks and receives input from management on executive compensation issues (for example, on the criteria and specific target levels for awards under our short-term and long-term performance-based incentive plans), decisions on these matters are made solely by our Compensation Committee.

Our Executive Compensation Program

The primary elements of the Company’s executive compensation program are described below. We believe that these elements of compensation collectively support the objectives of the Company’s executive compensation program and encourage both the short-term and long-term success of the Company.

In connection with the development of our compensation program for our Named Executive Officers, our compensation consultant developed a list of peer companies. For 2009, this peer group consisted of the following 12 companies, including companies in both the generic and branded sectors: Allergan, Inc.; C.R. Bard, Inc.; Becton, Dickinson and Company; Biogen Idec, Inc.; Bristol-Myers Squibb Co.; Celgene Corporation; Eli Lilly and Company; Forest Laboratories, Inc.; Gilead Sciences, Inc.; Sepracor, Inc.; Warner Chilcott Limited.; and Watson Pharmaceuticals, Inc. Among other matters, we utilize these companies to assess competitive market data. A change was made to the peer group this year to reflect consolidation in the industry.

The competitive market data included the following components:

•	Base salary. Base salaries for our executive officers are paid in accordance with the Executive Employment Agreements approved by our Compensation Committee and are reviewed and changed by the Compensation Committee from time to time. The base salary earned by each of our Named Executive Officers for 2009 is set forth in the Summary Compensation Table below. In August 2009, the Compensation Committee approved increases in Mr. Coury’s base salary from $1,500,000 to $1,700,000, Ms. Bresch’s base salary from $600,000 to $725,000, and Mr. Malik’s base salary from $500,000 to $625,000; in March 2010, the Committee approved increases to Ms. Bresch’s, Mr. Malik’s and Mr. Rizzo’s base salary to $800,000, $650,000 and $365,000, respectively. In addition, Mr. Korman’s base salary was increased from $450,000 to $500,000 in March 2010. A variety of factors determine base salary, including marketplace practices, as modified by experience, tenure, internal equity considerations, individual performance of each executive and Company performance, and these recent raises reflected consideration of such factors.

•	Short-term incentive compensation. The Company’s short-term incentive compensation for its executive officers consists of performance-based annual cash bonus awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the success of the Company’s business strategy. These awards are made pursuant to the 2003 Plan and are intended to qualify as “qualified performance-based compensation” under Section 162(m). The short-term incentive bonus program for 2009 included three annual performance criteria approved by our Compensation Committee: adjusted diluted earnings per share, global regulatory submissions and attainment of synergies. The synergy metric, in light of recent acquisitions, was chosen to replace new product launches, which was the third metric that had been used in 2008. This item was chosen due to its importance to driving the business and enhancing shareholder value. The performance criteria were weighted such that 50% of the short-term incentive bonus was based on adjusted diluted earnings per share, while global regulatory submissions and synergies each comprised 25% of the total. The target level of 2009 adjusted diluted earnings per share, the target number of global regulatory submissions and the synergies target were $1.02, 140 and $160 million, respectively. These were based on our Compensation Committee’s best estimate of what was likely to occur during 2009. At target levels of performance, bonuses equal 125% of base salary for Mr. Coury, 100% of base salary for Ms. Bresch and Mr. Malik, and 60% of base salary for Mr. Rizzo. Depending upon the extent to which performance criteria are achieved, bonuses can range from 50% of target (at threshold performance) to 200% of target (at maximum performance). No bonuses are paid if threshold performance is not met. For a description of the various levels of potential payouts to each of the Named Executive Officers, see the table below entitled “Grant of Plan-Based Awards For 2009.”

For 2009, actual adjusted diluted earnings per share, global regulatory submissions and synergies were $1.30, 185 and $234 million, respectively, in each case exceeding the target levels put in place by the Compensation Committee. This resulted in overall performance at 200% of the target level of performance under the Bonus Program (and 250% in the case of Mr. Coury). The Compensation Committee, in its deliberations on the actual awards, primarily took into consideration the performance criteria’s formulaic results; in addition, the Compensation Committee also considered subjective factors such as an executive’s individual performance, duties and responsibilities; an executive’s leadership as demonstrated by contributions to the strategic development, governance and vision of the Company; the executives’ titles; the Company’s overall progress in reaching organizational development and growth; and the executive’s commitment to the Company’s overall business philosophy. Accordingly, each of Mr. Coury, Ms. Bresch, and Messrs. Malik and Rizzo were paid annual incentive awards equal to 200% of their targets under the bonus program (i.e., 250% of base salary for Mr. Coury, 200% of base salary for Ms. Bresch and Mr. Malik, and 120% of base salary for Mr. Rizzo). Mr. Korman, whose employment agreement provides for an annual discretionary bonus target equal to 75% of his annual base salary, also received more than his target amount for reasons similar to the Compensation Committee’s considerations. The dollar amounts of short-term incentive compensation or bonus, as applicable, earned by each of the Named Executive Officers for 2009 are set forth below in the Summary Compensation Table.

Consistent with the philosophy and methodology used in 2009, for 2010 the short-term incentive compensation metrics are also adjusted diluted earnings per share, global regulatory submissions and attainment of synergies, likewise weighted at 50%, 25% and 25%, respectively.

•	Long-term incentive compensation. We believe that long-term incentives should be directly related to common stock performance, as well as other operational and financial measures. Under the 2003 Plan, the Company may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the Named Executive Officers, as well as to other eligible employees.

The long-term equity grants awarded to the Named Executive Officers in 2009 included (i) stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant that vest ratably over a period of three years, provided that the executive remains continually employed by the Company; (ii) awards of RSUs that vest annually over a three-year period provided that the executive remains continually employed by the Company; and (iii) performance-based RSUs that generally vest at the end of a three-year period (subject to continued employment) based upon the achievement of performance criteria (those being adjusted diluted earnings per share, regulatory submissions and synergies, each weighted one-third).

Equity grants made to our Named Executive Officers in 2009 are set forth and described in the table below entitled “Grants of Plan-Based Awards for 2009.”

The current expectation of our Compensation Committee is to make annual equity grants, most likely in the first quarter of a fiscal year, with appropriate exceptions for new hires and promotions. The 2010 annual executive officer equity grant was made on March 3, 2010. Messrs. Coury, Malik, Rizzo and Korman and Ms. Bresch received a grant of options and restricted stock units (RSUs) that each time-vest over three years, beginning on the first anniversary of the date of grant. Currently, there is no exact date for the making of these grants each year, but our Compensation Committee intends to review its equity grant policy from time to time to ensure that it is in line with corporate best practices. We believe these annual grants serve as a retention incentive as well as another manner in which to align executives’ interests with those of our shareholders.

Also on March 3, 2010, the Named Executive Officers were granted long-term performance-based incentives in the form of RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met (in this case, adjusted diluted earnings per share targets).

•	Perquisites. The Company’s Named Executive Officers receive a level of perquisites that we believe falls within observed competitive practices for companies in the peer group described above. Perquisites vary slightly among the Named Executive Officers and include the following:

•	Each Named Executive Officer receives the use of a Company car or a car allowance, and the costs associated with this perquisite (including, for certain officers, a gross-up of income taxes associated with this perquisite) are covered by the Company as part of the arrangement. Mr. Malik, who works primarily overseas, also receives the use of a driver.

•	In addition to each Named Executive Officer’s use of the Company-owned aircraft for business travel, since the start of his employment in 2002, Mr. Coury’s employment agreement has entitled him to personal use of Company aircraft for vacations and other personal purposes in light of heightened security concerns, and he receives a gross-up of income taxes associated with his personal use of the aircraft. At Mr. Coury’s discretion, other senior executive officers from time to time may also be afforded personal use of the corporate aircraft.

•	Employment Agreements. We believe it is essential to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition covenants and compensation and perquisites and thereby enhance the stability and continuity of our employment relationships. Each of the Named Executive Officers is party to an Executive Employment Agreement.. For a detailed description of the Employment Agreements, see the section below entitled “Employment Agreements.”

•	Retirement Benefits. The Company maintains its 401(k) and Profit Sharing Plan, which is a qualified retirement plan offered to all U.S. salaried employees of the Company, including the U.S.-based Named Executive Officers. The plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis and also provides for both a direct contribution and a matching contribution by the Company to participants’ accounts, as well as a discretionary profit sharing contribution. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

In addition, in December 2009, the Company adopted a 401(k) Restoration Plan (the “Restoration Plan”) , The Restoration Plan permits employees (including the Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

Also in December 2009, the Company adopted an Income Deferral Plan, which permits certain management or highly compensated employees (including the Named Executive Officers) who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under this Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

The Company has also entered into Retirement Benefit Agreements (“RBAs”) with three of the Named Executive Officers, Messrs. Coury and Malik and Ms. Bresch, in recognition of their service to the Company and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements.”

When Mr. Malik joined the Company in January 2007, the Company put in place a nonqualified deferred compensation plan on his behalf until such time as he relocates to, and is paid through, the U.S. and can participate in the Company’s 401(k) plan. The Company contributes to Mr. Malik’s account each pay period.

The plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

•	Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction and to provide the officer with compensation and benefits in connection with a change of control. For a detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements.”

Deductibility Cap on Executive Compensation

Section 162(m) restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other Named Executive Officers for any fiscal year to the extent that such compensation for such executive exceeds $1,000,000 and does not qualify as “performance-based” compensation as defined under Section 162(m). The Board and our Compensation Committee have taken actions, including the grant of stock options, performance-based restricted stock awards and annual bonuses described in this Compensation Discussion and Analysis, intended to enhance Mylan’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. Our Compensation Committee intends, to the extent appropriate, to preserve the deductibility of executive compensation without breaching Mylan’s contractual commitments or sacrificing the flexibility needed to recognize and reward desired performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A., Chairman
Wendy Cameron
Joseph C. Maroon, M.D.

Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for 2009, 2008, and the 2007 Transitional Period (abbreviated below as “2007T”).

							Changes in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert J. Coury	2009	1,566,184	—	3,000,012	2,418,521	4,250,000	4,676,163	570,507	16,481,387
Chairman and	2008	1,500,000	—	3,857,804	2,043,988	3,750,000	1,531,227	464,037	13,147,056
Chief Executive Officer	2007T	1,125,033	—	2,416,673	4,520,260	2,058,750	4,641,240	213,573	14,975,529
Heather Bresch	2009	633,173	—	937,491	755,787	1,450,000	1,026,955	46,760	4,850,166
President	2008	500,000	—	1,223,450	638,746	1,000,000	—	48,879	3,411,075
	2007T	300,000	—	520,831	904,052	686,250	—	42,323	2,453,456
Rajiv Malik	2009	581,438	—	750,003	604,628	1,250,000	108,164	155,564	3,449,797
Chief Operating Officer	2008	500,000	—	1,223,450	638,746	800,000	—	181,820	3,344,016
	2007T	350,000	—	520,831	1,775,147	686,250	—	76,599	3,408,827
Harry Korman	2009	441,436	700,000	281,248	249,880	—	—	29,354	1,701,918
President, North America
Daniel C. Rizzo, Jr.	2009	350,025	—	218,758	176,365	420,030	—	41,490	1,206,668
Senior Vice President,
Chief Accounting Officer
Corporate Controller and
principal financial officer
Edward J. Borkowski	2009	180,923	—	0	0	1,000,000	528,033	2,709,401	4,418,357
Former CFO	2008	500,000	—	1,223,450	638,746	1,000,000	165,954	83,901	3,612,051
	2007T	362,500	—	712,501	1,130,065	686,250	(103,126)	79,268	2,867,458
Jolene L. Varney	2009	117,692	—	135,800	256,023	—	—	147,826	657,341
Former CFO

(1)	Represents the grant date fair value of the specific award granted to the Named Executive Officer in 2009, 2008 and the 2007 Transitional Period, respectively. For information regarding assumptions used in determining such expense, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(2)	Represents the grant date fair value of the specific award granted to the Named Executive Officer in 2009, 2008 and the 2007 Transitional Period, respectively. For information regarding assumptions used in determining such expense, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(3)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of the bonus plan, see the Compensation Discussion and Analysis set forth above.

(4)	Represents the aggregate change in present value of the applicable Named Executive Officer’s accumulated benefit under their respective Retirement Benefit Agreement. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits Table set forth below and the text following the table.

(5)	Amounts shown in this column are detailed in the chart below:

							401(k) and
						401(k) and	Profit
		Use of	Personal			Profit	Sharing Plan
		Company-	Use of		Income	Sharing Plan	Profit	Cash
		Provided	Company	Lodging	Tax	Matching	Sharing	Separation
		Automobile	Aircraft	Reimbursement	Gross-up	Contribution	Contribution	Payments	Other
Name	Fiscal Year	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)	($)(e)

Robert J. Coury	2009	28,498	433,387	—	79,321	9,800	16,100	—	3,401
	2008	26,787	348,988	—	59,803	9,200	15,750	—	3,509
	2007T	20,191	147,139	—	27,368	200	15,750	—	2,925
Heather Bresch	2009	19,200	—	—	—	9,800	16,100	—	1,660
	2008	17,775	5,457	—	37	9,200	15,750	—	660
	2007T	13,399	6,561	—	102	6,511	15,750	—	—
Rajiv Malik	2009	14,712	—	28,634	—	—	—	—	112,218
	2008	13,998	—	21,551	—	—	—	—	146,271
	2007T	4,100	—	20,769	—	—	—	—	51,730
Harry Korman	2009	700	—	—	—	9,800	16,100	—	2,754
Daniel C. Rizzo, Jr	2009	14,418	—	—	—	9,800	16,100	—	1,172
Edward J. Borkowski	2009	8,618	1,461		—	9,800	16,100	2,672,313	1,109
	2008	24,523	20,856	—	12,763	9,200	15,750	—	809
	2007T	20,853	22,234	—	14,700	5,731	15,750	—	—
Jolene L. Varney	2009	6,027	—	—	—	3,023	—	138,462	314

(a)	Includes automobile leasing and insurance costs or, in the case of Ms. Bresch, a vehicle allowance, and, in the case of Mr. Rizzo, leasing and insurance costs for a portion of the year and, thereafter, a vehicle allowance. In the case of Mr. Malik, the cost of a car, driver and car expenses (fuel, repairs and maintenance).

(b)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft.

(c)	Represents a housing allowance afforded to Mr. Malik.

(d)	Represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b) and/or (c), as applicable.

(e)	Represents reimbursement of out-of-pocket medical, vision expenses and insurance premiums. For Mr. Malik, it also represents employer contributions to the Provident Fund, a contributory pension fund in India, employee moving costs, the Fringe Benefit Tax paid by the Company for vesting RSUs and employer contributions to a non-qualified deferred compensation plan.

Grants of Plan-Based Awards for 2009

The following table summarizes grants of plan-based awards made to each Named Executive Officer during 2009.

					All	All
					Other	Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise or	Date
			Actual Payouts	Actual Payouts	Number of	Number of	Base	Fair
		Date of	Under	Under	Shares of	Securities	Price of	Value of
		Comp	Non-Equity	Equity	Stock or	Underlying	Option	Stock and
	Grant	Comm	Incentive Plan	Incentive Plan	Units	Options	Awards	Option
Name	Date	Action	Awards ($)(1)	Awards (#)(2)	(#)(3)	(#)(4)	($/Sh)	Awards($)(5)

Robert J. Coury	—	3/26/09	3,750,000		—	—	—	—
	3/27/09	3/26/09	—	158,491	67,925	—	—	3,000,012
	3/27/09	3/26/09	—	—	—	484,829	$13.25	2,418,521
Heather Bresch	—	3/26/09	1,200,000	—	—	—	—	—
	3/27/09	3/26/09	—	49,528	21,226	—	—	937,491
	3/27/09	3/26/09	—	—	—	151,509	$13.25	755,787
Rajiv Malik	—	3/26/09	800,000	—	—	—	—	—
	3/27/09	3/26/09	—	39,623	16,981	—	—	750,003
	3/27/09	3/26/09	—	—	—	121,207	$13.25	604,628
Harry Korman	—	—	N/A	—	—	—	—	—
	3/5/09	3/2/09	—	16,204	6,944	—	—	281,248
	3/5/09	3/2/09	—	—	—	54,627	$12.15	249,880
Daniel C. Rizzo, Jr.	—	—	N/A	—	—	—	—	—
	3/27/09	3/26/09	—	11,557	4,953	—	—	218,758
	3/27/09	3/26/09	—	—	—	35,355	$13.25	176,365
Edward J. Borkowski	—	3/26/09	1,000,000	—	—	—	—	—
Jolene L. Varney	6/08/09	5/28/09	—	—	10,000	—	—	135,800
	6/08/09	5/28/09	—	—	—	50,000	$13.58	256,023

(1)	The performance goals under the bonus program applicable to the Named Executive Officers during 2009 are described above in the Compensation Discussion and Analysis.

(2)	Consist of performance-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2009.”

(3)	Consist of time-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2009.”

(4)	Represents the grant of ten-year stock options awarded under the 2003 Plan during 2009 to the Named Executive Officers at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2009.” Following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term.

(5)	Represents the grant date fair value of the specific award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 15 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

Outstanding Equity Awards at the End of 2009

The following table sets forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of December 31, 2009. Edward J. Borkowski and Jolene L. Varney, each former Chief Financial Officers shown in our Summary Compensation Table, are not included in the table below since they were no longer employed by the Company at December 31, 2009.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Robert J. Coury	16,875	—	15.1778	2/1/2012	—	—	—	—
	675,000	—	12.3822	7/22/2012	—	—	—	—
	675,000	—	15.5111	1/1/2013	—	—	—	—
	165,700	—	23.2700	4/5/2016	—	—	—	—
	400,000	400,000	15.8000	7/27/2017	—	—	—	—
	210,460	420,920	11.1800	3/18/2018	—	—	—	—
	—	484,829	13.2500	3/27/2019	—	—	—	—
					76,477	1,409,471	187,835	3,461,799
					53,668	989,101	158,491	2,920,989
					25,576	471,366
					67,925	1,251,858
Heather Bresch	12,000	—	19.3600	3/28/2013	—	—	—	—
	75,000	—	17.4600	8/1/2015	—	—	—	—
	50,000	50,000	22.1400	1/31/2017	—	—	—	—
	80,000	80,000	15.8000	7/27/2017	—	—	—	—
	65,768	131,538	11.1800	3/18/2018	—	—	—	—
	—	151,509	13.2500	3/27/2019	—	—	—	—
					16,482	303,763	58,699	1,081,823
					16,772	309,108	49,528	912,801
					8,526	157,134	—	—
					21,226	391,195	—	—
Rajiv Malik	60,000	60,000	22.1400	1/31/2017	—	—	—	—
	80,000	80,000	15.8000	7/27/2017	—	—	—	—
	65,768	131,538	11.1800	3/18/2018	—	—	—	—
	—	121,207	13.2500	3/27/2019	—	—	—	—
					10,000	184,300	58,699	1,081,823
					16,482	303,763	39,623	730,252
					16,772	309,108	—	—
					8,526	157,134	—	—
					16,981	312,960
Harry Korman	90,000	—	10.9722	1/2/2011	—	—	—	—
	75,000	—	17.4600	8/1/2015	—	—	—	—
	40,000	40,000	15.8000	7/27/2017	—	—	—	—
	21,921	43,848	11.1800	3/18/2018	—	—	—	—
	—	54,627	12.1500	3/5/2019	—	—	—	—
	—	—	—	—	4,000	73,720	19,566	360,601
	—	—	—	—	5,125	94,454	16,204	298,640
	—	—	—	—	5,591	103,042	—	—
	—	—	—	—	6,944	127,978	—	—

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Daniel C. Rizzo, Jr.	33,750	11,250	20.8700	5/30/2016	—	—	—	—
	30,000	30,000	15.8000	7/27/2007	—	—	—	—
	21,923	43,846	11.1800	3/18/2018	—	—	—	—
	35,355	—	13.2500	3/27/2019	—	—	—	—
	—	—	—	—	3,000	55,290	19,566	360,601
	—	—	—	—	5,591	103,042	11,557	212,996
	—	—	—	—	2,774	51,125	—	—
	—	—	—	—	4,953	91,284	—	—

(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: Mr. Rizzo’s unvested options at the $20.87 exercise price will vest on May 30, 2010; 50% of Ms. Bresch’s and Mr. Malik’s unvested options at the $22.14 exercise price vested on January 31, 2010, and the remaining unvested options will vest on each of January 31, 2011; Mr. Coury’s, Mr. Rizzo’s Ms. Bresch’s, Mr. Malik’s and Mr. Korman’s unvested options at the $15.80 exercise price will vest 50% on July 27 of each of 2010 and 2011 and 50% of the options at the $11.18 exercise price vested on March 18, 2010, and the remaining options will vest on March 18, 2011; one-third of the options at the $13.25 exercise price for Mr. Coury, Mr. Rizzo, Ms. Bresch and Mr. Malik vested on March 27, 2010, and 50% of the remaining options will vest on March 27, 2011 and 2012; and one-third of Mr. Korman’s options at the 12.15 exercise price vested on March 5, 2010 and 50% of the remaining options will vest on March 5, 2011 and 2012.

(2)	Mr. Coury’s 76,477 shares and Ms. Bresch’s and Mr. Malik’s 16,482 shares vest on July 27, 2010. One-half of Mr. Rizzo’s 3,000 shares and Mr. Korman’s 4,000 will vest on each of July 27, 2010 and 2011. One-half of each of Mr. Coury’s 53,668 shares, Mr. Rizzo’s 5,591 shares, Ms. Bresch’s and Mr. Malik’s 16,772 shares and Mr. Korman’s 5,591 shares vested on March 18, 2010, with the remaining shares vesting on March 18, 2011. Mr. Coury’s 25,576 shares, Mr. Rizzo’s 2,774 shares, Ms. Bresch’s and Mr. Malik’s 8,526 shares and Mr. Korman’s 5,125 shares vested on March 18, 2010. Except as described below, all of the other restricted shares or RSUs in the table for Mr. Coury, Mr. Rizzo, Ms. Bresch and Mr. Malik vested one-third on March 27 2010, and the remaining RSUs will vest 50% on each of March 27, 2011 and 2012, with the exception of Mr. Malik’s unvested award of 10,000 shares, which vested on January 31, 2010. Mr. Korman’s 6,944 shares vested one-third on March 5, 2010, and the remaining RSUs will vest 50% on each of March 5, 2011 and 2012. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(3)	The market value of restricted stock awards and RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2009.

(4)	The vesting of all of the restricted stock awards and units shown in this column are subject to the attainment of performance goals that are described above in the Compensation Discussion and Analysis. On March 18, 2011, Mr. Coury will vest in 187,835 shares, Mr. Rizzo will vest in 19,566 shares, Ms. Bresch will vest in 58,699 shares, Mr. Malik will vest in 58,699 shares and Mr. Korman will vest in 19,566 shares. On March 27, 2012 Mr. Coury will vest in 158,491 shares, Mr. Rizzo will vest in 11,557 shares, Ms. Bresch will vest in 49,528 shares and Mr. Malik will vest in 39,623 shares. On March 5, 2012, Mr. Korman will vest in 16,204 shares. The other awards will vest in full upon the earliest to occur of (i) March 18, 2011, March 5, 2012 or March 27, 2012, provided that the performance goals have been satisfied, (ii) a change of control, and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 18, 2011, March 5, 2012 and March 27, 2012 will be forfeited.

(5)	The market value of restricted stock awards was calculated using the closing price of the Company’s common stock as of December 31, 2009.

Option Exercises and Stock Vested for 2009

The following stock awards were exercised and vested for the Named Executive Officers during 2009:

	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized on
	on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert J. Coury	—	—	205,482	2,703,788
Heather Bresch	4,500	4,575	30,493	392,715
Rajiv Malik	—	—	26,799	349,126
Harry Korman	138,752	1,005,577	14,352	183,990
Daniel C. Rizzo, Jr	—	—	7,069	93,721
Edward J. Borkowski	—	—	89,473	1,195,124
Jolene L. Varney	—	—	—	—

Pension Benefits for 2009

The following table summarizes the benefits accrued by the Named Executive Officers during 2009 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name(1)	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)

Robert J. Coury	Retirement Benefit Agreement	8	12,996,536	—
Heather Bresch	Retirement Benefit Agreement	5	1,026,955	—
Rajiv Malik	The Executive Plan for Rajiv Malik(2)	2	173,810	—
Rajiv Malik	Retirement Benefit Agreement	3	108,164	—
Harry Korman	N/A	—	—	—
Daniel C. Rizzo, Jr.	N/A	—	—	—
Edward J. Borkowski	Retirement Benefit Agreement	N/A	—	1,255,341
Jolene L. Varney	N/A	—	—	—

(1)	Mr. Rizzo and Mr. Korman are not party to Retirement Benefit Agreements.

(2)	This is a deferred compensation plan established for the benefit of Mr. Malik.

Retirement Benefit Agreements and Deferred Compensation Plan

In December 2004, the Company entered into an RBA with Mr. Coury in furtherance of the obligations contained in his employment agreement. This RBA has been modified from time to time, most recently in March 2010 (the “Amended RBA”). Additionally, the Company also entered into RBAs with Ms. Bresch and Mr. Malik in August 2009 (together, with Mr. Coury’s Amended RBA, the “RBAs”).

Pursuant to the Amended RBA, upon retirement following completion of ten or more years of service, Mr. Coury would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 50% of the sum of his base salary on the date of retirement and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding his retirement, for a period of 15 years beginning at age 55 (together, with Ms. Bresch and Mr. Malik’s benefits as described below, the “Retirement Benefit”). As a result of his years of service, Mr. Coury has vested 80% in his Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each year of service for each of the next two years.

Pursuant to the RBAs of Ms. Bresch and Mr. Malik, upon retirement following completion of ten or more years of service, Ms. Bresch and Mr. Malik would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20% and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years beginning at age 55. After completing five years of continuous service as an executive, Ms. Bresch vested 50% in her Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each year of service for up to five additional years (the “Partial Benefit”). Mr. Malik has completed three years of continuous service with the Company, and upon completing two additional years he will begin to vest in his Retirement Benefit.

Upon the occurrence of a change of control of the Company, each executive would become fully vested in his or her Retirement Benefit and would be entitled to receive a lump sum payment equal to the net present value of the Retirement Benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the Retirement Benefit.

If Mr. Coury is terminated in a manner entitling him to severance under his employment agreement, he will be entitled to three additional years of service credit for vesting purposes. Further, Mr. Coury’s Amended RBA provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him. Ms. Bresch and Mr. Malik’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2009 is at “Potential Payments Upon Termination or Change of Control.”

In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, which is intended to be in place until such time as he relocates to, and is paid through, the U.S. and can participate in the Company’s 401(k) plan. The Company contributes to Mr. Malik’s account each pay period. The plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company is party to employment agreements with each of the Named Executive Officers.

Mr. Coury.  In April 2006, the Company and Mr. Coury entered into an Amended and Restated Executive Employment Agreement, superseding his original agreement from 2002, which agreement was modified in December 2008, for technical changes necessitated by Section 409A. The Amended and Restated Executive

Employment Agreement had an initial term of three years (through March 31, 2009) and is automatically renewed on each anniversary of the effective date unless a non-renewal notice is provided. Pursuant to the agreement, Mr. Coury is entitled to an annual base salary of $1,700,000, and he is eligible for an annual performance-based target bonus of at least 100% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company on a basis at least as favorable as other senior executives and entitled to employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of the Amended and Restated Executive Employment Agreement, please see below, at “Potential Payments Upon Termination or Change of Control.”

Ms. Bresch, Mr. Malik, Mr. Korman and Mr. Rizzo.  The Company entered into employment agreements with Ms. Bresch and Mr. Malik in January 2007, which agreements were amended in October 2007, December 2008 and, in the case of Ms. Bresch, again in August 2009. The Company entered into an employment agreement with Mr. Korman in February 2006, which was most recently amended effective February 2010 to extend the term. The Company entered into an employment agreement with Mr. Rizzo in February 2008, which agreement was amended in December 2008. Each agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

Ms. Bresch’s agreement is scheduled to expire, unless earlier terminated, extended or renewed, on August 31, 2012 as a result of the August 2009 amendment. Unless earlier terminated, extended or renewed, the agreements with Messrs. Malik, Korman and Rizzo expire on January 31, 2012, February 14, 2013 and February 28, 2011, respectively. Ms. Bresch and Mr. Malik’s agreements provide for target bonuses equal to 100% of their respective base salaries. Mr. Korman and Mr. Rizzo’s agreements provide for a target bonus equal to 75% and 60%, respectively, of their base salaries. Each of Ms. Bresch, Mr. Malik, Mr. Korman and Mr. Rizzo’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see below, at “Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

The following discussion summarizes the termination and change of control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable Named Executive Officers, and the change of control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Employment Agreements.

Robert J. Coury.  Under Mr. Coury’s Employment Agreement, in the event of a termination of Mr. Coury’s employment by the Company for “cause”, he will be entitled to wages and benefits through the termination date and vested benefits payable pursuant to Company plans or agreements between the Company and Mr. Coury (“accrued benefits”). Upon Mr. Coury’s termination of employment by the Company without “cause”, by Mr. Coury for “good reason”, or by reason of death or “disability” (each as defined in the employment agreement), he will be entitled to receive, in addition to his accrued benefits, (a) three times the sum of his then current base salary and the higher of his target bonus for the year of termination or average of actual bonuses awarded to him for the three years preceding his termination of employment, (b) a pro-rata target bonus for the year of termination, (c) continuation of employee benefits for a period of three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination, and (d) immediate vesting of outstanding equity awards. Amounts payable upon death or disability will be reduced by other death or disability benefits received from the Company, and cash severance amounts payable upon disability will be paid over a three-year period.

If Mr. Coury’s employment with the Company had terminated on December 31, 2009, by the Company without cause or by Mr. Coury for good reason, under his employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $20,579,725, and equity awards having an intrinsic value as of December 31, 2009 of approximately $17,119,668 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2009, because of his death, he would have been entitled to cash severance payments and other benefits under his employment agreement having an aggregate value of $33,141,505. If Mr. Coury’s employment with the Company had terminated on December 31, 2009, because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement having an estimated aggregate value as of December 31, 2009 of $37,699,393.

Heather Bresch and Rajiv Malik.  If Ms. Bresch or Mr. Malik were to resign for good reason or be discharged by the Company without cause, such executive would be entitled to a lump sum payment equal to 12 months of base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus such executive would have been entitled to receive for the fiscal year in which the termination occurs. If the term of employment in the employment agreement of either such executive is not extended or renewed on terms mutually acceptable to him or her and the Company, by the terms of their respective employment agreements, he or she would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2009, by the Company without cause or by Ms. Bresch for good reason, she would have been entitled to receive $1,979,248 under her employment agreement and equity awards. If Ms. Bresch’s employment with the Company had terminated on December 31, 2009 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her employment agreement and equity awards having an aggregate value of $6,623,041.

If Mr. Malik’s employment had been terminated on December 31, 2009, by the Company without cause or by Mr. Malik for good reason, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,489,896. If Mr. Malik’s employment with the Company had terminated on December 31, 2009, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $6,204,404.

Harry Korman and Daniel C. Rizzo, Jr.  If Mr. Korman or Mr. Rizzo were to be discharged by the Company without cause, such executive would be entitled to a lump sum payment equal to 12 months of base salary and 12 months of health benefits at the Company’s cost. If the term of employment in the employment agreement of either such executive is not extended or renewed on terms mutually acceptable to him or her and the Company, by the terms of their respective employment agreements, he or she would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Korman’s employment had been terminated on December 31, 2009, by the Company without cause, he would have been entitled to receive $469,394 under his employment agreement and equity awards. If Mr. Korman’s employment with the Company had been terminated on December 31, 2009, because of death, he would have been entitled to benefits under his employment agreement and equity awards having an aggregate value of $2,324,590. If Mr. Korman’s employment with the Company had terminated on December 31, 2009 because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $2,274,590.

If Mr. Rizzo’s employment had been terminated on December 31, 2009, by the Company without cause, he would have been entitled to receive $420,303 under his employment agreement and equity awards. If Mr. Rizzo’s employment with the Company had been terminated on December 31, 2009, because of death, he would have been entitled to equity awards having an aggregate value of $1,454,260. If Mr. Rizzo’s employment with the Company had terminated on December 31, 2009 because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $1,804,285.

In addition, in February 2009, Mylan announced that Edward J. Borkowski, its Executive Vice President and Chief Financial Officer, would be departing from the Company, following a transition period, while Mylan would seek a successor to his position. Mr. Borkowski, who left the Company in May 2009, received an amount equal to 1.5 times the sum of his base salary and his most recent bonus, his vested retirement benefit under his Retirement Benefit Agreement and certain additional payments, as determined in the discretion of the Compensation Committee, resulting in a total payment of $3,911,373. In June 2009, Jolene Varney joined the Company as Executive Vice President and Chief Financial Officer. In September 2009, the Company announced her separation from the Company. Ms. Varney received $138,462 in 2009 and is receiving the balance of her separation payments (totalling eight months base salary) in 2010.

Retirement Benefit Agreements.

Mr. Coury.  If Mr. Coury’s employment had terminated for any reason on December 31, 2009, he would have been entitled to a lump sum payment under his RBA having the following estimated values: (i) in the case of termination for any reason other than death (or as provided in the following clauses), $12,996,536; (ii) in the case of a termination by the Company without cause or by Mr. Coury for good reason (each as defined in his employment agreement), $15,993,149 (taking into account the present value of two years of additional service); and (iii) in the case of termination because of Mr. Coury’s disability or death, $15,993,149 (taking into account the present value of the unvested portion of the retirement benefit at December 31, 2009). If a change in control had occurred on December 31, 2009, Mr. Coury would be entitled upon any subsequent termination of employment to receive $15,993,149 under his RBA.

Ms. Bresch and Mr. Malik.  If the employment of each of Ms. Bresch and Mr. Malik had terminated for any reason on December 31, 2009, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination for any reason other than for death (but excluding a termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, or termination because of disability or death), $1,026,955 and $0, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $1,475,361 and $824,049, respectively; and (iii) in the case of termination because of death or disability, $1,844,200 and $1,648,099, respectively. If a change of control had occurred on December 31, 2009, each of Ms. Bresch and Mr. Malik would be entitled upon any subsequent termination of employment to the benefit executive would have been entitled to under her or his RBA in the case of termination because of death or disability.

Transition and Succession Agreements.

Robert J. Coury.  Mr. Coury’s transition and succession agreement provides that upon a termination without cause or for good reason within three years following a change of control, Mr. Coury will be entitled to severance benefits equal to four times the sum of his base salary and the highest annual bonus paid pursuant to his employment agreement. He will also be entitled to continuation of employee benefits for a period of between two and three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination. In addition, if Mr. Coury’s employment is terminated without cause or for good reason within one year prior to the occurrence of a potential change of control and the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess of the severance that would have been paid to him pursuant to his Transition and Succession Agreement and the severance actually paid to him pursuant to his employment agreement. Mr. Coury’s transition and succession agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.” By their terms, Mr. Coury’s employment agreement and Transition and Succession Agreement will be administered so as to avoid duplication of compensation or benefits.

If a change of control had occurred on December 31, 2009, and Mr. Coury’s employment had been terminated on the same date under circumstances entitling him to payments under his transition and succession agreement, he would have been entitled to cash severance and other benefits having an estimated aggregate value equal to $45,853,143 (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit in which he would receive as described above) and a gross-up payment for excise taxes estimated at $16,092,056.

Ms. Bresch, Mr. Malik, Mr. Korman and Mr. Rizzo.  The transition and succession agreements with the other Named Executive Officers provide that if the executive’s employment is terminated other than for cause or if the executive terminates his employment for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a severance payment equal to the higher of (a) the compensation and benefits payable under his employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change of control had occurred on December 31, 2009, and the employment of each of Ms. Bresch, Mr. Malik, Mr. Korman and Mr. Rizzo had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and other benefits having an estimated aggregate value as follows: for Ms. Bresch, $11,466,890; for Mr. Malik, $10,139,528 (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit in which they would receive as described above); for Mr. Korman $5,717,845; and for Mr. Rizzo, $3,865,138. Ms. Bresch, Mr. Korman and Mr. Rizzo would also have been entitled to a gross-up payment for excise taxes estimated at $4,320,594, $1,972,367 and $1,376,511, respectively.

2003 Long-Term Incentive Plan, as amended

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options and restricted stock awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at End of 2009.” If a change in control had occurred on December 31, 2009, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $17,119,668; for Ms. Bresch, $5,104,692; for Mr. Malik, $4,871,242; for Mr. Korman $1,824,591, and for Mr. Rizzo, $1,454,260.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380).

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Form 10-K for 2009, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Douglas J. Leech, C.P.A., Chairman
Neil Dimick, C.P.A.
Rodney L. Piatt, C.P.A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during 2009 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during 2009, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest, except that during 2009, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Chairman and Chief Executive Officer, served as the broker in connection with several of the Company’s employee benefit programs. Neither CIA nor CFG received any remuneration from Mylan.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling 1-724-514-1800 or by submitting such communications in writing to the director or directors, at the following address:

Mylan Inc.
c/o Corporate Secretary
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2011 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than December 7, 2010, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2010 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than January 14, 2011. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than January 14, 2011; provided, however, that in the event that the 2011 annual meeting is called for a date that is not within 25 days before or after May 14, 2011 notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 724-514-1800.

2009 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for 2009 has been mailed to all shareholders entitled to notice of and to vote at the 2010 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at at www.mylan.com under “Investor Relations” or upon written request to: Mylan Investor Relations, Mylan Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

April 5, 2010
Canonsburg, Pennsylvania

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW
FOR ITEM 2 BELOW AND AGAINST ITEMS 3 AND 4 BELOW.

☒
Please mark
your votes like
this.
1.  Elect the following nine directors, each for a term of one year:

☐ FOR all nominees	☐ WITHHOLD AUTHORITY for all nominees listed below

01	Robert J. Coury	04	Neil Dimick, C.P.A.	07	Mark W. Parrish
02	Rodney L. Piatt, C.P.A.	05	Douglas J. Leech, C.P.A.	08	C.B. Todd
03	Wendy Cameron	06	Joseph C. Maroon, MD	09	Randall L. (Pete) Vanderveen,, Ph.D., R.Ph
INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “FOR ALL NOMINEES” above and write in the name of each nominee with respect to whom you wish to withhold authority to vote in the space provided below.

2. Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Shareholder Proposal – Advisory (Non-Binding) Vote on Executive Compensation:	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Shareholder Proposal – Retention of Executive Equity Compensation:	FOR ☐	AGAINST ☐	ABSTAIN ☐
To change the address on your account please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Item 2 and AGAINST Items 3 and 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.
Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

Date:	, 2010
Signature:
Signature:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please detach along the perforated line
VOTE BY TELEPHONE OR INTERNET

QUICK	EASY	IMMEDIATE
Your vote over the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET:	The Internet address is www.voteproxy.com. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form.

VOTE BY PHONE:	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form. There is NO CHARGE for this call.

OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION B: If you choose to vote on each proposal separately, press 0 and follow the instructions.
IF YOU VOTE BY PHONE OR INTERNET – DO NOT MAIL THE PROXY CARD
THANK YOU FOR VOTING

è
CONTROL
NUMBER
for
Telephone/Internet
Voting
PROXY – MYLAN INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FRIDAY, MAY 14, 2010
This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.
     The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, May 14, 2010, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE
Address Change (Mark the corresponding box on the reverse side)
Please detach along perforated line and sign, date, and mail in the envelope provided
MYLAN INC.
Annual Meeting of Shareholders
Friday, May 14, 2010

ADMISSION TICKET
* REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND *
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
MAIL – Sign, date and mail your proxy card in the enclosed envelope as soon as possible.
or
INTERNET – Vote by Internet at our Internet address, www.voteproxy.com
or
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
You may enter your voting instructions at 1-800-776-9437, 1-718-921-8500 or www. voteproxy.com up until 11:59 PM EST on Thursday, May 13, 2010.